UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ALTRA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Altra Holdings, Inc.
300 Granite Street, Suite 201
Braintree, Massachusetts 02184
www.altramotion.com

April 1, 2010

Dear Fellow Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Altra Holdings, Inc. (Altra) to be held at 9:00 a.m. EDT on Thursday, May 6, 2010 at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Altra stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted at the meeting. You may submit a proxy by calling a toll-free telephone number, by accessing the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by one of the methods described above, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Altra.

Sincerely,

Carl R. Christenson
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Altra Holdings, Inc.
300 Granite Street, Suite 201
Braintree, Massachusetts 02184

April 1, 2010

The 2010 Annual Meeting of Stockholders of Altra Holdings, Inc. (Altra) will be held as follows:

DATE:	Thursday, May 6, 2010
TIME:	9:00 a.m. EDT
LOCATION:	Boston Marriott Quincy, 1000 Marriott Drive, Quincy, MA 02169
PURPOSE:	To consider and act upon the following proposals:
1. The election of directors;
2. The ratification of the selection of the independent registered public accounting firm; and
3. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Altra will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated pursuant to Proposal 1 in the accompanying Proxy Statement and in favor of Proposal 2.

Stockholders of record at the close of business on March 23, 2010 will be entitled to vote at the meeting.

By order of the Board of Directors,

Glenn E. Deegan
Vice President, Legal and Human Resources, General Counsel and Secretary

It is important that your shares be represented and voted,
whether or not you plan to attend the meeting.

YOU CAN VOTE:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:

Call toll-free 1-800-690-6903 and follow the instructions.

3.	BY INTERNET:

Access “www.proxyvote.com” and follow the on-screen instructions.

4.	IN PERSON:

You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2010

Altra’s proxy statement, form of Proxy Card and 2009 Annual Report on Form 10-K are available at http://ir.altramotion.com/financials.cfm.

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 6, 2010

ALTRA HOLDINGS, INC.
300 Granite Street, Suite 201
Braintree, Massachusetts 02184

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Altra Holdings, Inc. (“Altra” or the “Company”) on or about April 1, 2010 in connection with the solicitation of proxies by Altra’s Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Stockholders of Altra to be held at 9:00 a.m. EDT on Thursday, May 6, 2010 at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169. Directors, officers and other Altra employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Altra pays the cost of soliciting your proxy and reimburses brokers and other nominees their reasonable expenses for forwarding proxy materials to you.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 23, 2010 are entitled to notice of and to vote at the meeting. As of such date, there were 26,801,631 shares of Altra common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described above may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling toll-free 1-800-690-6903 and following the instructions;

(3) accessing “www.proxyvote.com” and following the instructions; or

(4) attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Corporate Secretary of Altra at the address set forth above, by delivering a proxy bearing a later date, or by voting in person at the meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Proxies received but marked as withheld, abstentions, or those treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting in determining a quorum. If a quorum is not present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

Your shares may be voted if they are held in the name of a brokerage firm or bank (a “broker”), even if you do not provide the broker with voting instructions. Brokers have the authority, under applicable rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of the independent registered public accounting firm of the Company is considered a routine matter. The election of directors is not considered a routine matter. Broker non-votes are shares held by brokers or nominees for which instructions have not been received from the beneficial owners, or persons entitled to vote, and the broker is barred from exercising its discretionary authority to vote the shares because the proposal is a non-routine matter.

A plurality of the votes cast is required for the election of directors (Proposal 1). You may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes “WITHHELD” and broker non-votes with respect to the election of directors will have no effect upon election of directors. You may not cumulate your votes for the election of directors.

Ratification of the selection of our independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 2. If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2009, a copy of which, including the financial statements and schedules thereto, but not the exhibits, accompanies this Proxy Statement. In addition, such report and the other reports we file with the Securities and Exchange Commission are available, free of charge, through the Investor Relations section of our internet website at http://www.altramotion.com. Printed copies of these documents and any exhibit to our Form 10-K may be obtained, without charge, by contacting the Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, telephone (781) 917-0600.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2010

Altra’s proxy statement, form of Proxy Card and 2009 Annual Report on Form 10-K are available at http://ir.altramotion.com/financials.cfm.

OWNERSHIP OF ALTRA COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of March 23, 2010 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 23, 2010, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 26,801,631 shares of common stock outstanding as of March 23, 2010.

	Securities Beneficially Owned
	Shares of Common	Percentage of
	Stock Beneficially	Common Stock
Name and Address of Beneficial Owner(1)	Owned	Outstanding

Principal Securityholders:
BlackRock, Inc.(2)	2,202,791	8.2%
FMR LLC(3)	2,061,767	7.7%
Thomson Hortsmann & Bryant, Inc.(4)	2,016,042	7.5%
American Century Companies, Inc.(5)	1,759,295	6.6%
Named Executive Officers:
Michael L. Hurt	286,960	1.1%
Carl R. Christenson	603,530	2.3%
Christian Storch	89,167	*
Gerald Ferris	118,150	*
William Duff	127,681	*
Non-Employee Directors:
Edmund M. Carpenter	22,101	*
Lyle G. Ganske	21,475	*
Michael S. Lipscomb	18,775	*
Larry McPherson	100,470	*
James H. Woodward Jr.	22,101	*
All directors and executive officers as a group (13 persons)	1,553,615	5.8%

*	Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted below, each of the following individuals’ address of record is c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

(2)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. Shares are held by BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors LLC, BlackRock Investment Management, LLC each of which is a subsidiary of BlackRock, Inc. Information and share amounts listed are derived from BlackRock, Inc.’s Schedule 13G filed with the SEC on January 29, 2010.

(3)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. Shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”) as a result of Fidelity acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940

(the “Funds”). Fidelity is a wholly owned subsidiary of FMR LLC. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC. As a result, Edward C. Johnson 3d and FMR LLC each has sole power to dispose of the shares owned by the Funds. Information and share amounts listed are derived from FMR LLC’s Schedule 13G filed with the SEC on February 16, 2010.

(4)	The address of Thomson Hortsmann & Bryant, Inc. is Park 80 West, Plaza One, Saddle Brook, NJ 07663. Information and share amounts listed are derived from Thomson Hortsmann & Bryant, Inc.’s Schedule 13G filed with the SEC on January 28, 2010.

(5)	The address of American Century Companies, Inc. is 4500 Main Street, 9th Floor, Kansas City, MO 64111. Shares are held by Richard W. Brown, as Trustee of the James E. Stowers Twentieth Century Companies, Inc. Stock Trust, American Century Companies, Inc. and American Century Investment Management, Inc. Information and share amounts listed are derived from American Century Companies, Inc.’s Schedule 13G/A filed with the SEC on February 16, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Altra’s directors, executive officers and beneficial owners of more than 10% of Altra’s equity securities (“10% Owners”) to file initial reports of their ownership of Altra’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Altra with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Altra’s directors, executive officers and 10% Owners, Altra believes that for the fiscal year of 2009, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a) except for the following: (i) Christian Storch was late in filing a report on Form 4 for a transaction that occurred on December 15, 2009.

PROPOSAL 1. ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors each of whom’s term expires at the 2010 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2011 Annual Meeting and until their successors have been duly elected and qualified:

Edmund M. Carpenter
Carl R. Christenson
Lyle G. Ganske
Michael L. Hurt
Michael S. Lipscomb
Larry McPherson
James H. Woodward Jr.

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Biographical information for each of the nominees as of April 1, 2010, is presented below.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Carpenter, Christenson, Ganske, Hurt, Lipscomb, McPherson and Woodward.

NOMINEES FOR DIRECTOR

Edmund M. Carpenter, 68, has been a director since March 2007. Mr. Carpenter currently serves as an operating partner to Genstar Capital. Mr. Carpenter was President and Chief Executive Officer of Barnes Group Inc. from 1998 until his retirement in December 2006. Prior to joining Barnes Group Inc., Mr. Carpenter was Senior Managing Director of Clayton, Dubilier & Rice from 1996 to 1998, and Chief Executive Officer of General Signal from 1988 to 1995. Prior to joining General Signal Corporation, Mr. Carpenter held various executive positions at ITT Corporation, including President and Chief Operating Officer. Prior to joining ITT, he held executive positions with Fruehauf Corporation and served as a partner in the management services division of Touche Ross & Company. He began his career at Michigan Bell Telephone Company. He has served as a director at Campbell Soup Company since 1990. He holds both an M.B.A. and a B.S.E. in Industrial Engineering from the University of Michigan. Having served as CEO of a diversified global manufacturing and logistical services company, Mr. Carpenter presents valuable insight into organizational and operational management issues crucial to a public manufacturing company.

Carl R. Christenson, 50, has been our Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic. In addition to more than twenty five years of experience in manufacturing companies, Mr. Christenson brings vast knowledge of the Company’s business, structure, history and culture to the Board and the CEO position.

Lyle G. Ganske, 51, has been a director since November 2007. Mr. Ganske is the partner-in-charge of the Cleveland office of Jones Day. He is an advisor to significant companies, focusing primarily on M&A, takeovers, takeover preparedness, corporate governance, executive compensation, and general corporate counseling. Mr. Ganske has experience in transactions involving regulated industries, including telecom and energy. Mr. Ganske received his J.D. from Ohio State University and his B.S.B.A. at Bowling Green State University. He currently serves on the boards of the Greater Cleveland Partnership, Rock and Roll Hall of Fame, Business Volunteers of America, and Leadership Cleveland, and he serves as co-chair of the Commission on Economic Inclusion. He is a member of the Executive Committee of Resilience Capital, a private equity firm. In addition to his substantial legal skills and expertise, Mr. Ganske brings to the Company’s Board well-developed business and financial acumen critical to a dynamic public company.

Michael L. Hurt, P.E., 64, has been our Executive Chairman since January 2009. Prior to his current position, Mr. Hurt served as Chief Executive Officer and a director since our formation in 2004. In November 2006, Mr. Hurt was elected as Chairman of our Board. During 2004, prior to our formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Incorporated, a manufacturer of industrial power transmission products. Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt currently serves as a director of Genwoods Holdco, LLC, a private equity backed manufacturer of farm machinery and equipment, and as a member of the Strategic Advisory Board of Genstar Capital. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University. Mr. Hurt brings to the Board and the Chairman position a wealth of organizational and operational management skills coupled with a deep understanding of the Company’s business, structure, history and culture stemming from his substantial experience in the manufacturing industry and his tenure as the Company’s CEO.

Michael S. Lipscomb, 63, has been a director since November 2007. Mr. Lipscomb currently serves as interim CEO of SIFCO Inc., a NYSE company in the aerospace business. Mr. Lipscomb also serves as CEO/principal of Aviation Component Solutions, a privately held company in the aerospace/aftermarket business and as CEO/principal of JC Carter, a privately held supplier of pumps to the LNG market. Previously, Mr. Lipscomb was the Chairman and CEO of Argo-Tech, a leading supplier to the aerospace industry, where he led the company through five bank refinances, four high yield bond offerings, and successfully managed the sale of the company to Eaton Corporation in March of 2007. During his career, Mr. Lipscomb served as a co-founder of Argo-Tech, as a Managing Director at TRW, and in various operational and engineering management roles at the Utica Tool Company. Mr. Lipscomb received his MBA from Clemson-Furman University and his B.S. from Clemson University and previously served on the boards of Argo-Tech, MAMCO Enterprises, Ruhlin Construction Company, Duradyne, and SIFCO (Audit Committee Chair). Mr. Lipscomb brings to the Company’s Board a depth of global industrial operating experience and knowledge of organizational management essential to a public manufacturing company.

Larry McPherson, 64, has been a director since January 2005. Prior to joining the Board, Mr. McPherson was a Director of NSK Ltd. from 1997 until his retirement in 2003 and served as Chairman and CEO of NSK Europe from January 2002 to December 2003. In total he was employed by NSK Ltd. for 21 years during which time he was responsible for the major expansion of manufacturing operations in the U.S. and the reorganization and consolidation of European operations. Mr. McPherson served as Chairman and CEO of NSK Americas for the six years prior to his European assignment. Mr. McPherson serves as a board member of McNaughton and Gunn, Inc., a privately owned printing company and as President and Acting General Manager of Pelican’s Nest Golf Club. Mr. McPherson earned his MBA from Georgia State and his undergraduate degree in Electrical Engineering from Clemson University. Mr. McPherson contributes to the Company’s Board significant organizational and operational management skills combined with a wealth of experience in global manufacturing businesses.

James H. Woodward, Jr., 57, has been a director since March 2007. Since March 2009, Mr. Woodward has served as interim Senior Vice President and Chief Financial Officer of Accuride Corporation. Previously, Mr. Woodward served as Executive Vice President and Chief Financial Officer and Treasurer of Joy Global Inc. from January 2007 until February 2008. Prior to joining Joy Global Inc., Mr. Woodward was Executive Vice President and Chief Financial Officer of JLG Industries, Inc. from August 2000 until its sale in December 2006. Prior to JLG Industries, Inc., Mr. Woodward held various financial positions at Dana Corporation since 1982. Mr. Woodward is a Certified Public Accountant and holds a B.A. degree in Accounting from Michigan State University. Mr. Woodward’s depth and breadth of exposure to complex issues from his long and distinguished career in the manufacturing industry make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters.

BOARD OF DIRECTORS

Board of Director Composition

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. Our Board of Directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Edmund M. Carpenter, Lyle G. Ganske, Michael S. Lipscomb, Larry McPherson and James H. Woodward Jr. are each “independent” within the meaning of the Marketplace Rules of the NASDAQ Global Market (the “NASDAQ Rules”) and the federal securities laws and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each of the committees discussed below is available on our website at http://www.altramotion.com. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, telephone (781) 917-0600. The membership and function of each committee are described below.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board’s oversight of:

•	the integrity of our financial statements and reporting;

•	our internal controls and risk management;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence;

•	the performance of our independent auditors and our internal audit function;

•	the preparation of the report required to be prepared by the Audit Committee pursuant to SEC rules;

•	legal and regulatory compliance; and

•	application of our Code of Business Conduct and Ethics

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Messrs. Woodward, Carpenter and Ganske. Mr. Woodward serves as chairman of our Audit Committee. Mr. Woodward, Mr. Carpenter and Mr. Ganske qualify as independent “audit committee financial experts” as such term has been defined by the SEC in Item 407 of Regulation S-K. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the NASDAQ Rules and federal securities law.

Personnel and Compensation Committee

The primary purpose of our Personnel and Compensation Committee is to establish and review our overall compensation philosophy and policy, establish and review our director compensation philosophy and policy, and review and approve corporate goals and objectives relevant to compensation of the Company’s executive officers. In addition, the Personnel and Compensation Committee oversees our employee benefit plans and practices and produces a report on executive compensation as required by SEC rules. The Personnel and Compensation Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Personnel and Compensation Committee.

The Personnel and Compensation Committee has the authority, pursuant to its charter, to retain outside counsel, compensation consultants or other advisors to assist it in carrying out its activities. The Personnel and Compensation Committee does not currently retain any consultants.

Messrs. Carpenter, McPherson and Lipscomb serve on the Personnel and Compensation Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. Carpenter serves as chairman of the Personnel and Compensation Committee. We believe that the composition of our Personnel and Compensation Committee meets the criteria for independence under, and the functioning of our Personnel and Compensation Committee complies with the applicable requirements of, the NASDAQ Rules.

Compensation Policies and Practices Regarding Risk Taking

We believe the Company’s overall compensation system and approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm the Company’s value or reward poor judgment by the Company’s employees. Several features of the Company’s programs reflect sound risk management practices. The Company believes it has allocated its compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to the Company’s incentive compensation programs, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business segment metrics, the metrics that determine payouts for the Company’s executive officers are Company-wide metrics only. This is based on the Company’s belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and its shareholders as a whole. The mix of equity award instruments used under the Company’s long-term incentive program that includes full value awards also mitigates risk. Finally, the multi-year vesting of the Company’s equity awards and its share ownership guidelines properly account for the time horizon of risk.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to:

•	identify and recommend to the Board individuals qualified to serve as directors of our company and on committees of the Board;

•	advise the Board with respect to Board composition, procedures and committees;

•	develop and recommend to the Board a set of corporate governance principles and guidelines applicable to us; and

•	oversee the evaluation of the Board and our management.

Messrs. McPherson, Ganske and Lipscomb serve on the Nominating and Corporate Governance Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. McPherson serves as chairman of the Nominating and Corporate Governance Committee. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, the NASDAQ Rules. Please see the section entitled “Corporate Governance” herein for further discussion of the roles and responsibilities of the Nominating and Corporate Governance Committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2009, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	6
Audit Committee	8
Personnel and Compensation Committee	3
Nominating and Corporate Governance Committee	2

Each of our directors attended 75% or more of the total number of the meetings of the Board and of the Committees on which he served during the year.

The independent members of the Board, and each of the three standing committees of the Board, met in independent director sessions without the Executive Chairman, Chief Executive Officer or members of management present at least two times during 2009.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of our directors serving at such time attended the 2009 Annual Meeting of Stockholders.

Board Leadership Structure and Board Oversight of Risk Management

Pursuant to our bylaws, our Board of Directors determines the best board leadership structure for the Company from time to time by appointing the Chairman of the Board. As part of our annual board self-evaluation process, the Board evaluates our leadership structure to ensure that it provides the optimal structure for the Company and stockholders. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with Mr. Christenson serving as CEO and Mr. Hurt as Executive Chairman, is the optimal structure for the Company at this time.

We believe our CEO and our Executive Chairman have an excellent working relationship that has allowed Mr. Christenson to make a good transition into the role of CEO and will allow him to focus on the challenges that the Company is facing in the current business environment. By dividing the chairman and CEO roles, we ensure there is no duplication of effort between the respective positions. We believe this provides strong leadership for our Board of Directors, while also positioning our CEO as the leader of the Company in the eyes of our employees and other stakeholders.

Our Board of Directors has five independent members in addition to the Executive Chairman and the CEO. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three board committees comprised solely of independent directors. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of the Board of Directors by the Executive Chairman, provides our management with appropriate oversight, leadership and guidance. We do not have a lead director, but our non-management directors meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular board meeting.

Our board is responsible for overseeing our risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate person within the Company to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Audit Committee also discusses guidelines and policies to govern the process by which risk management is handled. The Audit Committee discusses the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Board believes that the work undertaken by the full Board, together with the work undertaken by the Audit Committee and the other committees, enables the Board to effectively oversee the Company’s risk management function.

Director Compensation

Standard Board Fees

Our non-employee directors receive the following standard cash compensation:

•	Annual Retainer Fee: $60,000 (payable in equal quarterly installments);

•	Chairman of the Audit Committee: $8,000;

•	Chairman of the Personnel and Compensation Committee: $5,000; and

•	Chairman of the Nominating and Corporate Governance Committee: $5,000.

In addition, each of the non-employee directors will receive an annual grant of restricted stock with a value equal to $60,000 on the date of grant. Beginning in 2009, such grants will generally vest immediately on the initial date of grant.

In March 2009, in connection with the Company’s cost reduction efforts in light of the global recession and the uncertain global economic environment, our Board of Directors agreed to a temporary 10% reduction of the non-employee director Annual Retainer Fee. The temporary fee reductions were voluntary and were discontinued effective as of January 1, 2010.

All members of our Board of Directors are reimbursed for their usual and customary expenses incurred in connection with attending all Board and other committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended December 31, 2009.

Non-Employee Director Compensation Table

				Non-Equity
	Fees Earned or	Stock		Incentive Plan	All Other
Name	Paid in Cash ($)(1)	Awards ($)(2)		Compensation ($)	Compensation ($)	Total ($)

Edmund M. Carpenter	60,500	60,000	(3)	—	—	120,500
Lyle G. Ganske	55,500	60,000	(3)	—	—	115,500
Michael S. Lipscomb	55,500	60,000	(3)	—	—	115,500
Larry McPherson	60,500	60,000	(4)	—	—	120,500
James H. Woodward Jr.	63,500	60,000	(3)	—	—	123,500

(1)	Reflects temporary 10% reduction on non-employee director Annual Retainer Fee beginning in March 2009.

(2)	These amounts reflect the aggregate grant date fair value of restricted stock awards granted in fiscal year 2009 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 11 to our financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(3)	Mr. Carpenter, Mr. Woodward, Mr. Ganske, and Mr. Lipscomb each had 2,207 unvested shares of restricted stock outstanding as of December 31, 2009.

(4)	Mr. McPherson had 9,032 unvested shares of restricted stock outstanding as of December 31, 2009.

Compensation Committee Interlocks and Insider Participation.

During our last completed fiscal year, no member of the Compensation Committee was an employee, officer or former officer of Altra. None of our executive officers served on the board of directors or compensation committee of any entity in 2009 that had an executive officer serving as a member of our Board or Compensation Committee.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest, including holding a financial interest in a significant supplier, customer or competitor of the Company, are generally prohibited. However, holding a financial interest of less than 2% in a publicly held company and other limited circumstances are excluded transactions. Our directors and officers are prohibited from using his or her position to influence the Company’s decision relating to a transaction with a significant supplier, customer or competitor to which he or she is affiliated. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Corporate Governance

The Governance Committee’s Role and Responsibilities

Primary responsibility for Altra’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) overseeing the Company’s policies and procedures for the Board’s nomination of persons to stand for election to serve on the Board of Directors by stockholders and consideration of any stockholder nominations of persons to stand for election to the Board of Directors; (ii) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (iii) reviewing annually the composition and size of the Board; (iv) aiding the Board and its committees in their annual self-evaluations; (v) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; (vi) reviewing, monitoring and addressing conflicts of interest of directors and executives officers; and (vii) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the NASDAQ Rules and relevant federal securities laws and regulations: Edmund M. Carpenter, Lyle G. Ganske, Michael S. Lipscomb, Larry McPherson and James H. Woodward, Jr.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement during previous evaluations, and develops recommendations to enhance the respective Board or committee effectiveness over the next year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition the Governance Committee assesses the overall composition of the Board of Directors, including factors such as size, composition, diversity, skills, significant experience and time commitment to Altra.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Altra’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

The Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. Accordingly, when considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Altra’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Corporate Governance Guidelines

The Governance Committee has developed and recommended the Company’s Statement of Governance Principles, Policies and Procedures (the “Governance Principles”) which has been approved by our full Board. Altra’s Governance Principles are available on the Company’s website at http://ir.altramotion.com/governance.cfm.

Business Conduct and Compliance

Altra maintains a Code of Business Conduct and Ethics (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company. It sets forth Altra’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code of Ethics is available on the Company’s website at http://www.altramotion.com. Individuals can report suspected violations of the Altra Holdings, Inc. Code of Ethics anonymously by contacting the Altra Compliance and Ethics Hotline at (800) 826-6762.

Altra also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Altra and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. A copy of the Audit Committee’s Whistleblower Policy and procedures may be requested from the Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. In 2008, the Governance Committee implemented a succession plan for the departure of Mr. Hurt as our Chief Executive Officer and the appointment of Mr. Christenson to that position. The Governance Committee is in the process of developing a new succession plan for the Chief Executive Officer position.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors, or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, c/o Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

All communications to the Board will remain unopened and be promptly forwarded to the Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded from this policy by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Before being discarded, the director(s) to whom such information is addressed is generally informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 1, 2010:

Name	Age	Position

Michael L. Hurt	64	Executive Chairman and Chairman of the Board
Carl R. Christenson	50	President and Chief Executive Officer
Christian Storch	50	Vice President and Chief Financial Officer
Glenn E. Deegan	43	Vice President, Legal and Human Resources, General Counsel and Secretary
Gerald P. Ferris	60	Vice President of Global Sales
Todd B. Patriacca	40	Vice President of Finance, Corporate Controller and Treasurer
Craig Schuele	46	Vice President of Marketing and Business Development
William Duff	63	Vice President and General Manager, Overrunning Clutch & Bearings

Michael L. Hurt, P.E., 64, has been our Executive Chairman since January 2009. Prior to his current position, Mr. Hurt served as Chief Executive Officer and a director since our formation in 2004. In November 2006, Mr. Hurt was elected as Chairman of our Board. During 2004, prior to our formation, Mr. Hurt provided consulting services to Genstar Capital and was appointed Chairman and Chief Executive Officer of Kilian in October 2004. From January 1991 to November 2003, Mr. Hurt was the President and Chief Executive Officer of TB Wood’s Incorporated, a manufacturer of industrial power transmission products. Prior to TB Wood’s, Mr. Hurt spent 23 years in a variety of management positions at the Torrington Company, a major manufacturer of bearings and a subsidiary of Ingersoll Rand. Mr. Hurt currently serves as a director of Genwoods Holdco, LLC, a private equity backed manufacturer of farm machinery and equipment, and as a member of the Strategic Advisory Board of Genstar Capital. Mr. Hurt holds a B.S. degree in Mechanical Engineering from Clemson University and an M.B.A. from Clemson-Furman University.

Carl R. Christenson, 50, has been our Chief Executive Officer since January 2009 and director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Christian Storch, 50, has been our Chief Financial Officer since December 2007. From 2001 to 2007, Mr. Storch was the Vice President and Chief Financial Officer at Standex International Corporation. Mr. Storch also served on the Board of Directors of Standex International from October 2004 to December 2007. Mr. Storch also served as Standex International’s Treasurer from 2003 to April 2006 and Manager of Corporate Audit and Assurance Services from July 1999 to 2003. Prior to Standex International, Mr. Storch was a Divisional Financial Director and Corporate Controller at Vossloh AG, a publicly held German transport technology company. Mr. Storch has also previously served as an Audit Manager with Deloitte & Touche, LLP. Mr. Storch holds a degree in business administration from the University of Passau, Germany.

Glenn E. Deegan, 43, has been our Vice President, Legal and Human Resources, General Counsel and Secretary since June 2009. Prior to his current position, Mr. Deegan served as our General Counsel and Secretary since September 2008. From March 2007 to August 2008, Mr. Deegan served as Vice President, General Counsel and Secretary of Averion International Corp., a publicly held global provider of clinical research services. Prior to Averion, from June 2001 to March 2007, Mr. Deegan served as Director of Legal Affairs and then as Vice President, General Counsel and Secretary of MacroChem Corporation, a publicly held specialty pharmaceutical company. From 1999 to 2001, Mr. Deegan served as Assistant General Counsel of Summit Technology, Inc., a publicly held manufacturer of ophthalmic laser systems. Mr. Deegan previously spent over six years engaged in the private practice of law and also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College Law School.

Gerald P. Ferris, 60, has been our Vice President of Global Sales since May 2007 and held the same position with Power Transmission Holdings, LLC, our Predecessor, since March 2002. He is responsible for the worldwide sales of our broad product platform. Mr. Ferris joined our Predecessor in 1978 and since joining has held various positions. He became the Vice President of Sales for Boston Gear in 1991. Mr. Ferris holds a B.A. degree in Political Science from Stonehill College.

Todd B. Patriacca, 40, has been our Vice President of Finance, Corporate Controller and Treasurer since February 2010. Prior to his current position, Mr. Patriacca served as our Vice President of Finance, Corporate Controller and Assistant Treasurer since October 2008 and previous to that, as Vice President of Finance and Corporate Controller since May 2007 and as Corporate Controller since May 2005. Prior to joining us, Mr. Patriacca was Corporate Finance Manager at MKS Instrument Inc., a semi-conductor equipment manufacturer since March 2002. Prior to MKS, Mr. Patriacca spent over ten years at Arthur Andersen LLP in the Assurance Advisory practice. Mr. Patriacca is a Certified Public Accountant and holds a B.A. in History from Colby College and an M.B.A. and an M.S. in Accounting from Northeastern University.

Craig Schuele, 46, has been our Vice President of Marketing and Business Development since May 2007 and held the same position with our Predecessor since July 2004. Prior to his current position, Mr. Schuele has been Vice President of Marketing since March 2002, and previous to that he was a Director of Marketing. Mr. Schuele joined our Predecessor in 1986 and holds a B.S. degree in Management from Rhode Island College.

William Duff, 63, has been Vice President and General Manager of our Overrunning Clutch & Bearings platform since April 2007. Mr. Duff has also served as President of Kilian Manufacturing Corp., a subsidiary of Altra, since January 2005. He previously held various management and marketing positions at Kilian, and was a sales engineer at The Torrington Co. Mr. Duff earned a B.S. degree in Industrial Distribution from Clarkson University, and has an M.B.A. from Rutgers University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions for fiscal 2009 relating to the following persons, whom we refer to as our named executive officers:

Michael L. Hurt, Executive Chairman and Chairman of the Board;

Carl R. Christenson, President and Chief Executive Officer;

Christian Storch, Chief Financial Officer;

Gerald P. Ferris, Vice President of Global Sales; and

William Duff, Vice President and General Manager, Overrunning Clutch & Bearings.

Personnel and Compensation Committee

The Personnel and Compensation Committee of the Board of Directors (the “Compensation Committee”), as further discussed in this Proxy Statement under the caption “Committees of the Board of Directors,” has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, review and approve equity grants to directors and executive officers and determine and approve annually all compensation relating to the CEO and the other executive officers of the Company. The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives and long-term incentive compensation. The Compensation Committee has the authority to engage the services of independent compensation consultants and engaged the Hay Group in 2007 to perform an executive compensation study for purposes of assisting in the establishment of executive and director compensation. The Compensation Committee meets a minimum of two times annually to review executive compensation programs, determine compensation levels and performance targets, review management performance, and approve final executive bonus distributions.

Objectives of Our Compensation Programs

We believe that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s success. To this end, our compensation program for executive officers is structured to achieve the following objectives:

Recruiting and Retention of Talented Professionals

We believe that it is primarily the dedication, creativity, competence and experience of our workforce that enables us to compete, given the realities of the industry in which we operate. We aim to compensate our executives at competitive levels in order to attract and retain highly qualified professionals critical to our success. There are many important factors in attracting and retaining qualified individuals. Compensation is one of them but not the only one.

Alignment of Individual and Short-Term and Long-Term Organizational Goals

We seek to align the short-term interests of our executives with those of our stockholders by structuring a significant portion of executive compensation as a performance-based bonus. In particular, the level of cash incentive compensation is determined by the use of annual performance targets, which we believe encourages superior short-term performance and operating results for the organization.

We strive to align the long-term interests of our executives with those of our stockholders and foster an ownership mentality in our executives by giving them a meaningful stake in our success through our equity incentive programs. Our equity compensation program for executives is designed to link the long-term compensation levels of our executives to the creation of lasting stockholder value.

Rewarding Meaningful Results

We believe that compensation should be structured to encourage and reward performance that leads to meaningful results for the Company. Both our cash and equity incentive compensation programs are tied primarily to each executive’s contribution to sales and earnings growth and working capital management of Altra. Our strategy is to compensate our executives at competitive levels, with the opportunity to earn above-median compensation for above-market performance as compared to our peer group, through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards.

Elements of Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary;

•	Annual cash incentive bonus dependent on our financial performance and achievement of individual objectives;

•	Long-term incentive compensation through grants of equity-based awards, which have traditionally been in the form of restricted stock;

•	Participation in retirement benefits through a 401(k) Savings Plan;

•	Severance benefits payable upon termination under specified circumstances to our key executive officers;

•	Medical and dental benefits that are available to substantially all our employees. We share the expense of such health benefits with our employees, the cost depending on the level of benefits coverage an employee elects to receive. Our health plan offerings are the same for our executive officers and our other non-executive employees; and

•	Our named executive officers are provided with the same short-term and long-term disability insurance benefits as our other salaried employees. Additionally, our named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Base salary, as well as other benefits such as 401(k) participation, severance, health care and life and disability insurance, are intended to provide a level of income and benefits commensurate with the executive’s position, responsibilities and contributions to the Company. We believe the combined value of base salary, annual cash incentives and other fringe benefits should be competitive with the salary, bonus and general benefits provided to similarly situated executives in the industry.

We compensate our executives through programs that emphasize performance-based incentive compensation. We have structured annual cash and long-term non-cash compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals.

Through our annual cash bonus program, we attempt to tailor performance goals to each individual executive officer and to our current priorities and needs. Through our long-term, non-cash incentive compensation, we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on increases in our stock price over time through awards of restricted stock.

How We Determine the Amounts We Pay

The Company was originally formed as a private company and established its executive compensation structure in accordance with such status. Since the Company’s initial public offering in December 2006, the Compensation Committee has found it advisable to conduct a review of its executive compensation structure and practices. As permitted by its charter, in 2007 the Compensation Committee retained the services of the Hay Group, an independent compensation consultant to assist in this review. The Hay Group assisted the Compensation Committee in assessing the prior compensation and benefit programs and helped to develop new compensation and benefit programs appropriate for the Company’s publicly held status. This analysis included benchmarking the Company’s prior programs against industry peers and other relevant public companies and providing insight into the structuring of compensation programs to achieve various short-term and long-term objectives while retaining key executives. The peer group companies reviewed by the Hay Group included Twin Disc Inc., RBC Bearings Inc., NN Inc., Kaydon Corp., Franklin Electric Company Inc., CIRCOR International Inc., Robbins & Myers Inc., Baldor Electric Company, Woodward Governor Company, and IDEX Corporation.

The Compensation Committee received the Hay Group’s report during 2007, which indicated that certain of the Company’s executive officers received compensation below median levels for its peer group. The Hay Group recommended that the Compensation Committee consider increasing certain executive officer base salaries to market median levels. In addition, the Hay Group recommended the Compensation Committee consider increasing long-term incentive grants and establishing share ownership guidelines. The Hay Group indicated that these actions were designed to more closely align officer compensation with long-term results and stockholder interests.

Base Salary

Base salaries for executives are determined by the Compensation Committee or the Board based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions at other companies within the peer group, as well as internal comparisons of the relative compensation paid to the members of our executive team.

In addition, our CEO makes recommendations to the Compensation Committee with respect to the base compensation of our executives other than himself. In the case of the CEO, the Compensation Committee evaluates his performance and makes a recommendation of base compensation to the Board. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee or the Board. Pursuant to the employment agreements the Company has entered into with Messrs. Hurt, Christenson and Storch, the Board may not reduce, but may increase, their base salaries so long as their employment agreements are in effect. For further discussion of the employment agreements, see the section entitled “Employment Agreements” in this Proxy Statement.

On March 2, 2009, the Compensation Committee approved the 2009 compensation for the named executive officers (retroactive to January 1, 2009) after a review of competitive market data and consideration of then-current market and economic conditions. In connection with Mr. Christenson’s promotion to the position of President and Chief Executive Officer and Mr. Hurt’s transition to the position of Executive Chairman, both of which were effective January 1, 2009, the Compensation Committee approved adjustments to the base salaries of Messrs. Christenson and Hurt to reflect their new positions and responsibilities. In setting Mr. Christenson’s new base salary, the Compensation Committee considered a number of factors including Mr. Christenson’s new job responsibilities, his level of experience, the peer group benchmarking data contained in the 2007 Hay Group report, the base salary previously received by Mr. Christenson during his tenure as the Company’s Chief Operating Officer and the base salary previously received by Mr. Hurt during his tenure as the Company’s Chief Executive Officer. Given the global recession and uncertain economic environment, the Compensation Committee did not approve base salary increases for the remaining named executive officers. Annualized base salaries of our named executive officers for the year 2009 are disclosed in the table below.

On February 4, 2010, the Compensation Committee approved the 2010 compensation for the named executive officers (effective on April 1, 2010) after a review of competitive market data and consideration of current market and economic conditions. Increases in base salary were approved by the Compensation Committee based on a review of data from market surveys and proxy statements as well as the Compensation Committee’s philosophy that the Company’s executives should be paid at a competitive market rate while taking into account the performance of the Company and the performance and experience of the individual executive and, in the case of Mr. Christenson, a determination that his base salary was significantly below that of CEO’s at comparable companies based upon a review of proxy reports and other publicly available data. For the year 2010, the executive officers will receive base salaries as set forth below.

			Percentage
Officer	2009 Base	2010 Base	Increase

Michael L. Hurt	$250,000	$250,000	—
Carl R. Christenson	$425,000	$500,000	17.6%
Christian Storch	$340,000	$350,200	3.0%
Gerald P. Ferris	$206,000	$212,180	3.0%
William Duff	$206,000	$212,180	3.0%

As part of the Company’s cost reduction efforts in light of the global recession and the uncertain global economic environment, each of the Company’s named executive officers had agreed to a voluntary, temporary reduction in base salary in 2009. Messrs. Christenson, Storch, Hurt, Ferris, and Duff agreed to temporary base salary reductions of 10%, 7.5%, 2%, 5% and 5%, respectively. The temporary base salary reductions were voluntary and have been discontinued effective as of January 1, 2010. In the fiscal year ending December 31, 2009, Messrs. Christenson, Storch, Hurt, Ferris and Duff received base salaries of $391,327, $319,437, $245,192, $197,403, and $197,403, respectively.

Annual Cash Incentives

Our executive officers (with the exception of Mr. Hurt) are eligible to participate in the Company’s Management Incentive Compensation Program (“MICP”). Under the MICP, the Compensation Committee establishes an annual target bonus opportunity for each of our executive officers based upon the Company’s achievement of certain financial performance targets. The financial performance targets in 2009 were based on adjusted EBITDA and working capital management goals. The adjusted EBITDA target consists of earnings before interest, income taxes, depreciation and amortization and is adjusted further for certain non-recurring costs, including, but not limited to, inventory fair value adjustments recorded in connection with acquisitions. The adjusted EBITDA target for fiscal 2009 was approximately $60 million. The working capital management target is based on the number of working capital turns for the year. The working capital management target for fiscal 2009 was approximately 4.2 turns. Our executive officers are not entitled to a bonus under the MICP if the Company does not achieve at least 80% of the adjusted EBITDA target.

The Compensation Committee annually establishes a target bonus opportunity for each executive officer which represents the percentage of base salary to be received by the executive officer as a cash bonus if the Company meets its adjusted EBITDA and working capital management targets. This target percentage is then adjusted upwards or downwards by plotting actual adjusted EBITDA results on an established adjusted EBITDA target performance grid (“EBITDA Multiplier”). The resulting percentage is then further adjusted upwards or downwards by plotting actual working capital turns on an established working capital turns performance grid (“Working Capital Turns Multiplier”). In addition, due to the global economic recession, MICP bonus payouts for achieving the 2009 adjusted EBITDA performance target were reduced by 50%. As a result, achievement of the adjusted EBITDA performance target in 2009 would result in a bonus payout equal to one-half of the normal annual target bonus. With respect to Mr. Duff, twenty five percent of Mr. Duff’s bonus was calculated based upon the Company’s overall adjusted EBITDA target and the remaining seventy five percent of his bonus was calculated, in a similar fashion as described above, using adjusted EBITDA and working capital management targets established for the Overrunning Clutch & Bearings business platform for which he is responsible.

For fiscal year 2009, Messrs. Christenson, Storch, Ferris and Duff had target bonus percentage amounts of 75%, 50%, 50% and 35% of their respective base salary. The Company’s actual results for fiscal 2009 were adjusted EBITDA of approximately $62 million which exceeded the adjusted EBITDA target and resulted in an EBITDA Multiplier of 0.7 (or 50% of the normal multiplier of 1.4) and working capital turns of approximately 4.7, which exceeded the working capital management target (Working Capital Multiplier 1.06). Based upon these results and the combined above-target performance of the Company (and, for a portion of Mr. Duff’s bonus, the performance of the Overrunning Clutch & Bearings business platform), the Compensation Committee approved bonuses to each of Messrs. Christenson, Storch, Ferris and Duff equal to approximately 56%, 37%, 37% and 47% of their respective base salary. Accordingly, Messrs. Christenson, Storch, Ferris and Duff received MICP bonus payouts of $236,513, $126,140, $76,426 and $96,272, respectively. Any bonuses earned are fully paid in cash following the end of the year earned and after the completion of the consolidated financial statement audit.

To further clarify the bonus calculation, the following is an example calculation for Mr. Christenson:

			EBITDA	Working Capital	Bonus
Base Salary	Target %	Target $	Multiplier	Turns Multiplier	Payment(1)

$425,000	75%	$318,750	0.7	1.06	$236,513

(1)	(236,513 = 318,750 * 0.7 * 1.06)

As our Executive Chairman, Mr. Hurt is not eligible to participate in the Company’s MICP.

Discretionary Bonus

In addition to the amounts earned under the MICP, the Compensation Committee has recognized that certain special situations may arise where the Company may benefit from an employee significantly exceeding expectations and that such performance may warrant additional compensation. The Compensation Committee therefore granted our CEO the authority to award up to an aggregate of $350,000 worth of additional discretionary bonuses in 2009 to Company employees for services the CEO determines to be beneficial to the Company and above and beyond the scope of such employee’s regular services. No named executive officers received discretionary bonuses during 2009.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the Company. We issue equity-based compensation in the form of restricted stock, which generally vests ratably over a period of years. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s stockholders.

In 2007, during its review of the Company’s long-term incentive compensation structure for its executive officers, the Compensation Committee noted the Hay Group’s recommendation that long-term incentive grants be made to the Company’s executive officers to further align executive officers’ compensation with the long-term performance of the Company and to aid in retention. The Compensation Committee therefore determined that it was appropriate and in the best interests of the Company and its stockholders to make incentive grants to the executive officers as a component of total compensation. The Compensation Committee has established a target long-term incentive opportunity for each executive officer which represents a percentage of base salary to be received annually by the executive officer as a long term incentive grant. In setting the target percentage of base salary for the long-term incentive grant, the Compensation Committee considered peer group benchmarking data and recommendations contained in the 2007 Hay Group report. The Compensation Committee may then adjust the incentive grant upwards or downwards in its discretion. Messrs. Christenson, Storch, Ferris and Duff have target incentive grant percentages equal to 150%, 50%, 35% and 30% of their respective base salary. On February 4, 2010, the Compensation Committee approved the following grants of restricted stock, which, with the exception of Mr. Hurt’s grant, will vest in equal annual installments on August 15, 2010, August 15, 2011, August 15, 2012 and August 15, 2013, for each of the named executive officers set forth below:

	Number of	Cash Value
	Shares	at Time of
Officer	Granted	Grant

Michael L. Hurt	11,429	$120,000
Carl R. Christenson	71,429	$750,000
Christian Storch	16,676	$175,100
Gerald Ferris	7,073	$74,263
William Duff	6,062	$63,654

The Compensation Committee did not adjust any of the above grants from the target percentage.

Mr. Hurt’s grant was determined by the Committee in its discretion based upon Mr. Hurt’s responsibilities as Executive Chairman, his overall compensation, and the awards typically granted to non-management directors. The Committee determined Mr. Hurt should receive a grant equal to two times the grant awarded to non-management Board Members. Further, Mr. Hurt’s grant vested in its entirety on February 4, 2010, the date of grant. The vesting terms were in line with the stock grants to members of the Board of Directors.

Other Benefits

We have a 401(k) plan in which the named executive officers currently participate. We also have a frozen defined benefit plan from which Mr. Ferris is eligible to receive benefits. We also provide life, disability, medical and dental insurance as part of our compensation package. The Compensation Committee considers all of these plans and benefits when reviewing the total compensation of our executive officers.

Prior to February 1, 2009, the 401(k) plan offered a company match of $0.50 for every $1.00 contributed by a named executive officer to the plan, up to 6% of the executive officer’s pre-tax pay. Effective February 1, 2009, in connection with the Company’s efforts to reduce costs, the 401(k) match was suspended with respect to many of the Company’s employees, including the named executive officers. Effective February 15, 2010, a portion of the 401(k) plan company match, equal to $0.50 for every $1.00 contributed up to 4% of pre-tax pay, was restored. Prior to June 1, 2009, the Company also contributed an amount equal to 3% of a named executive’s pre-tax pay to their account regardless of the amount of the contributions made by the named executive officer. Effective June 1, 2009, in connection with the Company’s efforts to reduce costs, the 3% Company contribution was suspended with respect to many of the Company’s employees, including the named executive officers.

Mr. Ferris previously participated in the Colfax PT Pension Plan; however, on December 31, 1998, participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of sixty-five, Mr. Ferris will receive annual payments of approximately $38,661. As part of its acquisition of Power Transmission Holding LLC from Colfax Corporation, the Company assumed certain liabilities of the Colfax PT Pension Plan, including such future payments to Mr. Ferris.

The named executive officers are provided with the same short-term and long-term disability benefits as our other salaried employees. Additionally, the named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

Perquisites

We do not provide the named executive officers with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance, tax preparation or other similar benefits with the exception of Mr. Ferris, our Vice President of Global Sales, who as a sales executive has use of a company-leased automobile.

Stock Ownership Guidelines

In accordance with the recommendation of the Hay Group, in 2007, the Compensation Committee established the following stock ownership guidelines for six of the Company’s senior executive positions, including the position formerly held by Mr. Hurt and those held by Messrs. Christenson, Storch, and Ferris:

•	Michael L. Hurt — As Chief Executive Officer, Mr. Hurt was to retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to five (5) times his base annual salary. Effective January 1, 2009, Mr. Hurt transitioned from Chief Executive Officer to the position of Executive Chairman. The Compensation Committee has not established stock ownership guidelines for the position of Executive Chairman.

•	Carl R. Christenson — As President and Chief Executive Officer, Mr. Christenson should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to five (5) times his base annual salary.

•	Christian Storch — As Chief Financial Officer, Mr. Storch should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to three (3) times his base annual salary.

•	Gerald P. Ferris — As Vice President of Global Sales, Mr. Ferris should retain the value of Company stock and/or cash value of his personal 401(k) account to be equivalent to one (1) time his base annual salary.

All of these executive officers have a five (5) year period to accumulate these specific values.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended generally places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the next four most highly compensated executive officers. The Compensation Committee considers the anticipated tax treatment to the Company and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Change of Control Matters, Employment Contracts and Other Agreements

Employment Agreements

Three of our named executive officers, Messrs. Hurt, Christenson and Storch, have entered into employment agreements with us and our wholly-owned subsidiary Altra Industrial Motion, Inc. Mr. Hurt originally entered into his employment agreement in January 2005, which was subsequently amended on December 5, 2006 and on September 25, 2008. Under the terms of his employment agreement, Mr. Hurt’s term of employment as the Company’s Executive Chairman commenced on January 1, 2009 and, unless sooner terminated, continues until December 31, 2013. Mr. Christenson entered into his employment agreement in early January 2005, which was subsequently amended on March 3, 2009 (with such amendment effective as of January 1, 2009). Under the terms of his employment agreement, Mr. Christenson has a five-year employment term, beginning on January 1, 2009, following which the agreement automatically renews for successive one-year terms unless either Mr. Christenson or Altra terminates the agreement upon 6 months prior notice to such renewal date. Mr. Storch entered into his employment agreement in December 2007. Under the terms of his employment agreement, Mr. Storch has a five-year employment term. Each of the employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination without “cause” or departure for “good reason,” Messrs. Christenson and Storch are entitled to severance equal to 12 months salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In the event of a termination without “cause” or departure for “good reason,” Mr. Hurt is entitled to severance equal to continuation of his salary from the date of termination through December 31, 2013. In addition, upon such termination, all of Mr. Hurt’s and Mr. Christenson’s unvested restricted stock received from our Incentive Plan shall automatically vest. Any payments upon termination are subject to certain conditions including compliance with the non-competition, non-solicitation, non-disclosure and non-disparagement provisions described above. Under the terms of his employment agreement, upon the death or disability of Mr. Christenson, all of Mr. Christenson’s unvested restricted stock received from the Company’s Incentive Plan shall automatically vest.

Under the agreements, each of Messrs. Christenson and Storch is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which salaried employees of Altra Industrial Motion, Inc. generally are eligible under any current or future plan or program on the same basis as other senior executives of Altra Industrial Motion, Inc.

Change of Control Provisions

Pursuant to the terms of the employment agreements discussed above under the caption “Employment Agreements,” we provide benefits to Messrs. Hurt, Christenson and Storch upon termination of employment from the Company under certain circumstances. The benefits described under the caption “Employment Agreements” are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e. vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

The Company and its wholly-owned subsidiary, Altra Industrial Motion, Inc., have entered into change of control agreements, effective as of October 28, 2008, with each of our named executive officers (collectively, the “Executives”). The change of control agreements provide that, subject to certain conditions, including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that (a) the Executive is terminated without cause or such Executive terminates employment for good reason within 24 months following a change of control of the Company (as defined in the change of control agreements) or (b) the Executive is terminated without cause in anticipation of a change of control of the Company within 90 days prior to such change of control (each, a “triggering event”), such Executive will be entitled to certain benefits. Such benefits include (i) a lump sum amount payable in cash equal to the sum of (A) a multiple (shown below for each of the named executive officers) of the Executive’s annual base salary then in effect and (B) a multiple (shown below for each of the “named executive officers”) of the Executive’s target bonus amount for the year of termination and (ii) continuation of medical and dental benefits for up to 18 months (period shown below for each of the “named executive officers”) following the date of termination. In addition, upon a change of control, the Executive will be entitled to an amount equal to such Executive’s pro-rated bonus for the year of termination and all of such Executive’s outstanding equity incentive awards will automatically vest in full and be exercisable as of the date of termination.

Multiple of Base
		Salary and Target	Medical and Dental
Executive	Title	Bonus	Continuation

Michael L. Hurt	Executive Chairman	2x	18 Months
Carl R. Christenson	President and Chief	2x	18 Months
Executive Officer
Christian Storch	Chief Financial Officer	2x	18 Months
Gerald P. Ferris	Vice President of Global Sales	1.5x	18 Months
William Duff	Vice President and General Manager, Overrunning Clutch & Bearings	1x	12 Months

Because Messrs. Hurt, Christenson and Storch also have employment agreements with the Company, the change of control agreements for these Executives provide that in the event of a triggering event, such Executive shall be entitled to receive benefits and payments under only one of the employment agreement or the change of control agreement, whichever is more favorable to the Executive at the time of such triggering event.

As more fully discussed in the caption “2004 Equity Incentive Plan” in this Proxy Statement, the Compensation Committee has the authority to effect immediate vesting of various employee incentive awards upon a change of control of Altra. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service.

Executive Severance Policy

The Compensation Committee has approved an Executive Severance Policy, effective as of November 1, 2008, applicable to officers of the Company holding the title of Vice President or Vice President and General Manager, including two named executive officers, Gerald P. Ferris and William Duff (collectively, the “Vice Presidents”). The Executive Severance Policy provides that, subject to certain conditions including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that a Vice President is terminated without cause by the Company, such Vice President will be entitled to continue receiving his base salary and medical and dental benefits for a period of 12 months following such termination. In the event a Vice President enters into a written agreement with the Company regarding severance, including a change of control agreement, the terms and conditions of such written agreement shall control with respect to the termination circumstances covered by such agreement and the Vice President shall not be eligible to receive benefits under this policy.

Amounts payable to our named executive officers due to termination of employment or a change of control under any employment agreements or otherwise are disclosed in further detail in the table entitled “Potential Payments Upon Termination or Change-In-Control” contained in this Proxy Statement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Retirement

As part of the acquisition of Power Transmission Holding LLC (“PTH”) from Colfax Corporation, we agreed to assume active pension plan liabilities of PTH, including certain liabilities under its Colfax PT Pension Plan. Mr. Ferris previously participated in the Colfax PT Pension Plan; however, on December 31, 1998, his participation in and benefits accrued under such plan were frozen. Under the provisions of the plan, upon reaching the normal retirement age of 65, Mr. Ferris will receive annual payments of approximately $38,661. These amounts were determined from a formula set forth in the plan and are based upon (i) a participant’s years of service, (ii) a participant’s compensation at the time the plan was frozen, and (iii) a standard set of benefit percentage multipliers. The assumed liabilities of the Colfax PT Pension Plan, including the retirement benefits payable to Mr. Ferris, will be managed under the Altra Industrial Motion, Inc. Retirement Plan, which has been frozen at identical levels to the Colfax PT Pension Plan.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Personnel and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Personnel and Compensation Committee:

Edmund M. Carpenter (Chairman)
Larry McPherson
Michael S. Lipscomb

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid during fiscal 2007, 2008, and 2009 to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2009. We refer to these executive officers as the named executive officers.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other		Total
Name & Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation		Compensation

Michael L. Hurt	2009	$250,000	$—	$120,000	$—	$25,862	(3)	$395,862
Executive Chairman	2008	580,000	—	870,005	657,720	46,784		2,154,509
	2007	475,000	—	—	410,400	24,612		910,012
Carl R. Christenson	2009	391,327	—	550,876	236,513	24,144	(4)	1,202,860
President and Chief Executive	2008	367,250	—	367,256	360,933	35,651		1,131,090
Officer	2007	325,000	—	—	224,640	31,137		580,777
Christian Storch	2009	319,437	—	170,002	126,140	22,397	(5)	637,976
Vice President and Chief	2008	340,000	—	—	257,040	28,810		625,850
Financial Officer	2007	15,475	—	920,700	—	25,000		961,175
Gerald Ferris	2009	197,403	—	72,100	76,426	25,565	(6)	371,494
Vice President of Global Sales	2008	206,000	—	72,095	155,736	38,622		472,453
	2007	200,000	—	—	115,200	29,766		344,966
William Duff	2009	197,403	—	61,801	96,272	6,220	(7)	361,696
Vice President and General	2008	206,000	—	41,205	89,548	17,970		354,723
Manager, Overrunning Clutch & Bearings	2007	200,000	—	—	50,995	13,085		264,080

(1)	These amounts reflect the aggregate grant date fair value of awards for awards granted in fiscal years 2009, 2008, and 2007 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 11 to our financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(2)	Paid in March of the subsequent year under the Company’s Management Incentive Compensation Program.

(3)	Represents our 401(k) contribution of $23,337 and premiums paid for life and disability benefits.

(4)	Represents our 401(k) contribution of $16,643 and premiums paid for medical, dental, life and disability benefits.

(5)	Represents our 401(k) contribution of $12,380 and premiums paid for medical, dental, life and disability benefits.

(6)	Represents our 401(k) contribution of $7,526, a car allowance of $10,538 and premiums paid for medical, dental, life and disability benefits.

(7)	Represents our 401(k) contribution of $858 and premiums paid for medical, dental, life and disability benefits.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2009.

Grants of Plan-Based Awards

								All Other
								Stock Awards:
		Estimated Future Payouts			Estimated Future Payouts			Number of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Grant Date
		Plan Awards			Plan Awards			Stock or	Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	of Stock &
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	Option Awards(1)

Michael L. Hurt	2/3/09	—	—	—	—	—	—	17,291	120,000
Carl R. Christenson	2/3/09	—	—	—	—	—	—	79,377	550,876
Christian Storch	2/3/09	—	—	—	—	—	—	24,496	170,002
Gerald Ferris	2/3/09	—	—	—	—	—	—	10,389	72,100
William Duff	2/3/09	—	—	—	—	—	—	8,905	61,801

(1)	These amounts reflect the aggregate grant date fair value of awards in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 11 to our financial statements for the year ended December 31, 2009, which are included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

The following table presents information concerning the number and value of restricted stock that has not vested for our named executive officers outstanding as of the end of the fiscal year ended December 31, 2009.

Outstanding Equity at Fiscal Year-End

	Option Awards				Stock Awards
					Number of	Market Value
	Number of	Number of			Shares or	of Shares
	Securities	Securities			Units of	or Units of
	Underlying	Underlying	Option		Stock That	Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not
	Options (#)	Options (#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

Michael L. Hurt	—	—	—	—	141,023 (1)	$1,741,634
Carl R. Christenson	—	—	—	—	171,816 (2)	2,121,928
Christian Storch	—	—	—	—	43,372 (3)	535,644
Gerald P. Ferris	—	—	—	—	29,945 (4)	369,821
William Duff	—	—	—	—	8,195 (5)	101,205

(1)	109,013 restricted shares vested in January of 2010. 16,005 restricted shares will vest in each of September of 2010 and 2011.

(2)	98,771 restricted shares vested in January of 2010. 6,756 restricted shares will vest in each of September 2010 and 2011. 19,844 restricted shares will vest in each of August of 2010 and 2011, and 19,845 shares will vest in August of 2012.

(3)	15,000 restricted shares will vest in December of 2010. 5,000 restricted shares will vest in each of December of 2011 and 2012. 6,124 restricted shares will vest in each of August of 2010, 2011, and 2012.

(4)	19,500 restricted shares vested in January of 2010. 1,326 restricted shares will vest in September of 2010 and 1,327 restricted shares will vest in September of 2011. 2,597 restricted shares will vest in each of August of 2010 and 2011 and 2,598 restricted shares will vest in August of 2012.

(5)	758 restricted shares will vest in each of September 2010 and 2011. 2,226 restricted shares will vest in each of August of 2010, 2011, and 2,227 restricted shares will vest in August of 2012.

The following table presents information concerning the vesting of restricted stock for our named executive officers during the fiscal year ended December 31, 2009. The Company has not granted any options.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Michael L. Hurt	—	—	171,576	$1,569,347
Carl R. Christenson	—	—	125,372	$1,136,205
Christian Storch	—	—	21,124	$229,171
Gerald P. Ferris	—	—	23,424	$212,412
William Duff	—	—	2,984	$27,186

Pension Benefits

The following table presents information concerning payments or other benefits for our named executive officers in connection with their retirement.*

		Number of	Present Value
		Years Credited	of Accumulated	Payments
		Service	Benefit	During Last
Name	Plan Name	(#)	($)	Fiscal Year

Michael L. Hurt	—	—	—	—
Carl R. Christenson	—	—	—	—
Christian Storch	—	—	—	—
Gerald P. Ferris(1)	Altra Industrial Motion, Inc. Retirement Plan	20.66	$286,244	—
William Duff	—	—	—	—

*	For further discussion of the valuation method and material assumptions used in quantifying the present value of accumulated benefit, see Note 9 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(1)	Reflects pension benefits accrued for Mr. Ferris under PTH’s Colfax PT Pension Plan, which Altra assumed in connection with its acquisition of PTH. Mr. Ferris’ participation in and benefits accrued under such plan were frozen since December 31, 1998. The Altra Industrial Motion, Inc. Retirement Plan manages the assumed liabilities under the Colfax PT Pension Plan. Under the provisions of the Colfax PT Pension Plan, upon reaching the normal retirement age of 65, Mr. Ferris will receive annual payments of approximately $38,661. Mr. Ferris is eligible to receive a reduced annual payment in the event of his early retirement. For further discussion, please see the section of this Proxy Statement entitled “Retirement.”

2004 Equity Incentive Plan

Our 2004 Equity Incentive Plan, or Incentive Plan, permits the grant of restricted stock, stock units, stock appreciation rights, cash, non-qualified stock options and incentive stock options to purchase shares of our common stock, par value $0.001 per share. Currently, the maximum number of shares of our common stock that may be issued under the terms of the Incentive Plan is 3,004,256 and the maximum number of shares that may be subject to “incentive stock options” (within the meaning of Section 422 of the Code) is 1,750,000 shares. The Compensation Committee of our Board of Directors administers the Incentive Plan and has discretion to establish the specific terms and conditions for each award. Our employees, consultants and directors are eligible to receive awards under our Incentive Plan. Stock options, stock appreciation rights, restricted stock, stock units and cash awards may constitute performance-based awards in accordance with

Section 162(m) of the Code at the discretion of the Compensation Committee. Any grant of restricted stock under the Incentive Plan may be subject to vesting requirements, as provided in its applicable award agreement, and will generally vest in equal annual installments over a period of years. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards shall be subject to the terms of any agreement effecting a change of control. Other than Mr. Hurt’s and Mr. Christenson’s grants, upon a participant’s termination of employment (other than for cause), unless the Board or Compensation Committee provides otherwise: (i) any outstanding stock options or stock appreciation rights may be exercised 90 days after termination, to the extent vested, (ii) unvested restricted stock awards and stock units shall expire and (iii) cash awards and performance-based awards shall be forfeited. Under the terms of his restricted stock agreements, in the event Mr. Hurt’s employment is terminated by us other than for cause, or terminates for good reason, death or disability all of his unvested restricted stock awards shall vest automatically. Under the terms of his employment agreement, in the event Mr. Christenson’s employment is terminated by us other than for cause, or terminates for good reason, all of his unvested restricted stock awards shall vest automatically. In the event Mr. Christenson’s employment is terminated due to death or disability, certain of Mr. Christenson’s restricted stock awards shall vest automatically.

The following table presents information concerning our 2004 Equity Incentive Plan as of December 31, 2009.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued Upon Exercise of	Outstanding Options,	Plans (Excluding
	Outstanding Options,	Warrants and	Securities Reflected
Plan Category	Warrants and Rights(a)	Rights(b)	in Column(a))(c)

Equity compensation plans approved by security holders(1)	—	$—	614,535
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	—	$	614,535

(1)	The equity compensation plans were approved by the Company’s shareholders prior to the initial public offering.

Potential Payments Upon Termination or Change-In-Control

The applicable employment agreement, change of control agreement, or executive severance policy control payments to the named executive officers upon termination or a change in control of the Company. Please refer to “Change of Control Matters, Employment Contracts, and Other Agreements” in the “Compensation Discussion & Analysis” section in this Proxy Statement for a detailed discussion of the terms of each of these agreements.

The estimated payments and benefits that would be provided to each named executive officer as a result of a termination (i) upon death or disability, (ii) without cause or for good reason, (iii) involuntary with cause or voluntary without good reason, or (iv) upon a change in control are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on December 31, 2009 and the individual was employed for the full year of fiscal 2009. The amounts in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

	Michael L. Hurt				Carl R. Christenson
		Termination				Termination
		Without	Involuntary			Without	Involuntary
		Cause	for Cause/			Cause	for Cause/
	Death or	or for	Voluntary	Change in	Death or	or for	Voluntary	Change in
	Disability	Good Reason	Termination	Control	Disability	Good Reason	Termination	Control
	Incremental and Earned Compensation

Cash Severance(1)	$—	$1,000,000	$—	$1,000,000	$—	$425,000	$—	$850,000
Health Insurance(1)	—	10,000	—	15,000	—	10,000	—	15,000
Restricted Stock(2)	1,741,634	1,741,634	—	1,741,634	2,121,928	2,121,928	—	2,121,928
Performance Bonus(1)	—	—	—	—	236,513	236,513	236,513	637,500
Total	$1,741,634	$2,751,634	$—	$2,756,634	$2,358,441	$2,793,441	$236,513	$3,624,428

	Christian Storch				Gerald Ferris (3)
		Termination				Termination
		Without	Involuntary			Without	Involuntary
		Cause	for Cause/			Cause	for Cause/
	Death or	or for	Voluntary	Change in	Death or	or for	Voluntary	Change in
	Disability	Good Reason	Termination	Control	Disability	Good Reason	Termination	Control
	Incremental and Earned Compensation

Cash Severance(1)	$—	$340,000	$—	$680,000	$—	$206,000	$—	$309,000
Health Insurance(1)	—	10,000	—	15,000	—	10,000	—	15,000
Restricted Stock(2)	—	—	—	535,644	—	—	—	369,821
Performance Bonus(1)	126,140	126,140	126,140	340,000	—	—	—	154,500
Total	$126,140	$476,140	$126,140	$1,570,644	$—	$216,000	$—	$848,321

	Bill Duff
		Termination
		Without	Involuntary
		Cause	for Cause/
	Death or	or for	Voluntary	Change in
	Disability	Good Reason	Termination	Control
	Incremental and Earned Compensation

Cash Severance(1)	$—	$206,000	$—	$206,000
Health Insurance(1)	—	10,000	—	10,000
Restricted Stock(2)	—	—	—	101,205
Performance Bonus(1)	—	—	—	72,100
Total	$—	$216,000	$—	$389,305

(1)	Cash severance, health insurance and performance bonus amounts payable upon termination as reflected herein were determined by the terms of the applicable employment agreement (with respect to Messrs. Hurt, Christenson and Storch), executive severance policy (with respect to Messrs. Ferris and Duff), or change of control agreement, which are further discussed in this Proxy Statement under the captions “Severance Policy” and “Change of Control.”

(2)	The restricted stock values were determined using the number of shares that will immediately vest upon termination per the applicable agreement multiplied by Altra’s stock price at December 31, 2009.

(3)	Mr. Ferris will be entitled to receive certain annual pension payments upon reaching the normal retirement age of 65 or a reduced benefit if earlier than normal retirement age, as further described in this Proxy Statement under the caption “Retirement.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Altra’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Altra’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent external auditor for fiscal year ended December 31, 2009) was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Altra’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114 The Auditor’s Communication with Those Charged with Governance.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Altra’s internal controls, and the overall quality of Altra’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and filed with the SEC.

AUDIT COMMITTEE

James H. Woodward Jr. (Chairman)
Edmund M. Carpenter
Lyle G. Ganske

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (D&T) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Altra and its subsidiaries for the fiscal year ending December 31, 2010. Deloitte & Touche LLP (D&T) served as our independent auditor for fiscal year 2009. Ernst & Young LLP (E&Y) served as our independent auditor for fiscal years 2008 and 2007. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Altra’s independent auditor for fiscal year 2010. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

Auditor Fees

The aggregate professional fees billed or to be billed by D&T and E&Y for the audit of our annual financial statements for fiscal 2009 and 2008 and fees billed or to be billed for audit related services, tax services and all other services rendered by D&T and E&Y for these periods are as follows (in thousands):

	Ernst & Young LLP		Deloitte & Touche LLP
	2009	2008	2009	2008

Audit Fees(1)	$—	$2,380	$1,421	$—
Audit Related Fees	—	—	118	—
Tax Fees(2)	—	8	185	—
All Other Fees	302	—	—	—

Total	$302	$2,388	$1,724	$—

(1)	Audit Fees for the years ended December 31, 2009 and 2008 were for professional services provided for the audit of the Company’s consolidated financial statements, statutory audits, audit of internal controls, consents and assistance with review of documents filed with the SEC.

(2)	Tax Fees for the years ended December 31, 2009 and 2008 were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with acquisitions, mergers and foreign operations.

Pre-Approval of Audit and Non-Audit Services

Altra’s Audit Committee is responsible for appointing Altra’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services

Under the policy, the Audit Committee is to approve the engagement of Altra’s independent auditor each fiscal year and pre-approve each audit and audit-related services to be performed by such independent auditor, including, but not limited to, the audit of Altra’s financial statements and the provision of an attestation report on management’s evaluation of Altra’s internal controls over financial reporting. As noted above, the Audit Committee must specifically approve, in advance, any proposed change in the nature, scope or extent of any internal control related service.

Non-Audit Services

In accordance with the pre-approval policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee will approve the provision of only those non-audit services deemed permissible under the federal securities laws and regulations. The Audit Committee may delegate to the Chair of the Audit Committee the authority to approve additional permissible non-audit services to be performed by the independent auditor, provided that the full Audit Committee shall be informed of such approval at its next scheduled meeting.

All services performed by D&T in fiscal 2009 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials

Any proposal or director nomination that a stockholder wishes to submit for inclusion in Altra’s proxy materials for the 2011 Annual Meeting of Stockholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by Altra not later than December 2, 2010.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

Altra’s bylaws provide that any proposal or director nomination that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s Proxy Statement and related materials, must be received by the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2011 Annual Meeting such proposal must be delivered to Altra no earlier than January 6, 2011 and no later than February 5, 2011. In addition, any stockholder proposal to Altra must set forth the information required by Altra’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Altra in connection with the 2011 Annual Meeting should be addressed to: Corporate Secretary, Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

DIRECTIONS TO THE
BOSTON MARRIOTT QUINCY
Boston Marriott Quincy
1000 Marriott Drive,
Quincy, MA 02169 U.S.A.
Phone: (617) 472-1000
Fax: (617) 472-7095

FROM LOGAN INTERNATIONAL AIRPORT:
Take 93 S to Exit #7 (Rt. 3).
Immediately take Exit 18/19 (Braintree/Quincy).
Bear left off ramp Exit 19 (‘T’ Station/Quincy).
Follow to traffic light and turn left onto Center St.
Take immediate left into Crown Colony Park.
Hotel is 1/4 mile on left.

FROM PROVIDENCE AIRPORT:
I-95 North to I-93 North.
Take Exit 7, Rt. 3 South (Braintree/Cape Cod).
Take first Exit 18, turn left off ramp.
Stay left until traffic light.
Take left at light, and left into Crown Colony Park.
Left onto Marriott Drive.

FROM ROUTE 3 (PLYMOUTH/CAPE COD):
Take Exit 19.
Stay left until traffic light.
Take left at light.
Left into Crown Colony Park.
Left onto Marriott Drive

FROM POINTS WEST:
From Mass Turnpike (Rt 90): Rt 95 S to 93 N to Exit 7.
Immediately take Exit 18/19 (Braintree/Quincy).
Bear left off ramp Exit 19 (‘T’ Station/Quincy).
Follow to traffic light and turn left onto Center St.
Take immediate left into Crown Colony Park.
Hotel is 1/4 mile on left.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐

1.	Election of Directors Nominees

01 06	Edmund M. Carpenter 02 Carl R. Christenson 03 Lyle G. Ganske 04 Michael L. Hurt 05 Michael S. Lipscomb Larry McPherson 07 James H. Woodward Jr.

The Board of Directors recommends you vote FOR the following proposal(s):
		For	Against	Abstain
2.	To ratify the selection of Deloitte & Touche LLP as Altra Holdings, Inc.’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2010.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐
Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
ALTRA HOLDINGS, INC.
Thursday, May 6, 2010
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with 10-K is/are available at www.proxyvote.com.

ALTRA HOLDINGS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
5/6/2010 9:00 AM
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the Annual Meeting of Stockholders to be held May 6, 2010 and the proxy statement, and appoint Carl R. Christenson and Christian Storch, and each of them with full power of substitution, to vote all shares of Common Stock of Altra Holdings, Inc. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Altra Holdings, Inc., to be held on Thursday, May 6, 2010, at 9:00 a.m. at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, MA 02169, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side